FIRST AVIATION ANNOUNCES AN INCREASE IN ITS SHARE BUY-BACK PROGRAM
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WESTPORT, CONNECTICUT, December 17, 1999 --- First Aviation Services Inc.
(NASDAQ:FAVS) had announced on November 3, 1999 that the Board of Directors had authorized a share buy-back program of up to 1,000,000 shares. The Company has fully utilized the initial authorization under the share buy-back program. Purchases were primarily made through negotiated transactions for a total of 984,200 shares at a price of $5.875 per share. Additional shares were purchased in open market transactions. The Company now has approximately 8.1 million shares outstanding.

The Company also announced that the Board of Directors has authorized a repurchase of up to an additional 500,000 shares of its common stock. Repurchases may be made from time-to-time in open market transactions, block purchases, privately negotiated transactions or otherwise at prevailing prices. No time limit has been given for the completion of the program.

First Aviation's operations include Aerospace Products International, headquartered in Memphis, Tennessee, which is the fastest growing supplier of aircraft parts, services and logistics to the general aviation, regional and commercial airline markets. First Aviation Services continues to pursue opportunities for growth through acquisition and service offering expansion.

More information about First Aviation can be found on the world wide web at http://www.firstaviation.com.


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Forward-Looking Statements
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The Company from time to time may discuss forward-looking information. Except for the historical information contained in this release, all forward looking information are estimates of the Company's management and are subject to various risks and uncertainties, including the Company's ability to obtain parts from its suppliers on a timely basis, consummate suitable acquisitions, and other items that are beyond the Company's control and may cause results to differ from management expectations.

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Contact:   John A. Marsalisi
           Vice President & CFO
           203-291-3303